ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 28th day of May, 2008.

BETWEEN:

Carleton International, Ltd., a Corporation created under the laws of the Province of New Brunswick (the “Purchaser”)
and

Thomas Equipment, Inc. (formerly known as Thomas Equipment 2004, Inc.), a Corporation incorporated under the laws of the Province of New Brunswick (the “Vendor”)

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $1.00 of lawful money of Canada and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

ARTICLE 1 – INTERPRETATION

1.1	Defined Terms.

In this agreement and in the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a) “Affiliate” of any person means any corporation which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such person;

(b)  “arm’s length” will have the meaning ascribed to such term under the Income Tax Act, S.C. 1970-71-72, c.63 (Canada)

(c)  “Assumed Contracts” means all contracts, agreements, orders, commitments and other engagements by or with third parties relating to the business which are included in the Purchased Assets, if any;

(d) “Assumed Liabilities” means the liabilities of the Vendor which are to be assumed by the Purchaser pursuant to section 2.4 thereof;

(e) “Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in New Brunswick;

(f) “Closing Date” means May 31, 2008, or such other date as the Vendor and Purchaser may agree upon;

(g) “Closing Time” means the time on the Closing date as the parties hereto may agree upon;

(h) “Control” means with respect to any corporation, the ownership of more than 50% of the voting shares of that corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing;

(i) “Encumbrances” means mortgages, charges, pledges, security interests, and liens;

(j) “Excluded Assets” means any assets listed in Schedule A hereto;

(k) “Interim Period” means the period from and including the date of this Agreement to and including the Closing Date;

(l) “Leases” means the leases and the agreements to lease under which the Vendor leases any of the Purchased Assets, as listed in Schedule I attached hereto;

(m) “License Rights” means all license and distribution rights relating to the Purchased Assets described in Schedule L attached hereto;

(n) “Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(o) “Purchase Price” means the amount set forth in section 2.5 hereof;

(p) “Purchased Assets” means the assets which are to be sold by the Vendor to the Purchaser pursuant to section 2.1 hereof;

(q) “Warranty Claim” means a claim made by either the Purchaser or the Vendor based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by either party contained in the Agreement or contained in any document or certificate given in order to carry out transactions contemplated hereby.

1.2	Best of Knowledge.

Any reference herein to “the best of the knowledge of the Vendor” shall mean the actual knowledge of the Vendor’s officers.

1.3	Schedules.

The schedules which are attached to this agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.4	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

1.5	Choice of Law and Attornment.

This agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein.

1.6	Interpretation Not Affected by Headings or Party Drafting.

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement. The Term “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the schedules hereto and not to the particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.7	Number and Gender.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used; and

(c)
words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

ARTICLE 2 – PURCHASE, ASSIGNMENTS, TRANSFERS, AND APPOINTMENTS

2.1	Purchased Assets.

On the terms and subject to the fulfillment of the conditions hereof, Vendor hereby agrees to sell, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Vendor, all assets owned or leased by Vendor, including but not limited to machinery, equipment, furniture and leasehold improvements, except the Excluded Assets listed on Schedule A.

2.2	Unassignable Contracts.

If any rights, benefits or remedies (hereinafter, in this section, collectively called the “Rights”) under any Assumed Contracts are not assignable by the Vendor to the Purchaser without the consent of the other party hereto (hereinafter, in this section, called the “Third Party”) and such consent is not obtained, then, unless the Purchaser exercises its right under section 6.2 hereof:

(a)	The Vendor will hold the right for the benefit of the Purchaser;

(b)
The Vendor will, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser shall specify, take all such actions and do all such things as shall, in the opinion of the Purchaser, be necessary or desirable in order that the obligations of the Vendor under such Assumed Contracts may be performed in a manner such that the value of the Rights shall be preserved and shall enure to the benefit of the Purchaser and such that all moneys payable under the Assumed Contracts may be paid by the Purchaser.

(c)	The Purchaser will promptly pay over to the Vendor all such moneys paid by the Vendor in respect of such Assumed Contracts; and

(d)
To the extent permitted by the Third Party and provided, in the Purchaser’s opinion, it would not be prejudicial to the Purchaser’s rights to do so, the Purchaser will perform the obligations under such Assumed Contracts on behalf of the Vendor, and will indemnify the Vendor against all liabilities, costs and expenses incurred by the Vendor in performing such obligations.

2.3	Assumed Liabilities.

On the terms and subject to the conditions herein contained, at the Closing Time Purchaser will assume and thereafter pay, perform, discharge and satisfy the following liabilities of the Vendor relating to the Purchased Assets, and will indemnify the Vendor against such liabilities:

(a)	all liabilities and obligations of the Vendor accruing on and after the Closing Date under the Assumed Contracts; and

(b)	all liabilities listed on Schedule C.

2.4	Retained Liabilities and Indemnity.

The Purchaser will not assume and will not be liable for, and the Vendor will indemnify Purchaser from and against, all obligations, commitments and liabilities of and claims against the Vendor (whether absolute, accrued or contingent) relating to the Purchased Assets, except for the Assumed Liabilities. Without limiting the generality of the foregoing, it is agreed that the Purchaser will have no liability for any of the following obligations or liabilities:

(a)	all liabilities in respect of all indebtedness of the Vendor to all persons (other than the Assumed Liabilities referred to in paragraph 2.3 hereof);

(b)	all product liability claims and liabilities for warranty or product return claims relating to any product or service produced, sold, performed or delivered by Vendor prior to the Closing Date;

(c)
all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interest and fines with respect thereto, payable by the Vendor to any federal, provincial, municipal or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by the Vendor of any product or service prior to the Closing Date;

(d)
all liabilities for salary, bonus, and other compensation and all liabilities under employee benefits plans of the Vendor relating to employment of all persons in the business prior to the Closing Date.

2.5	Purchase Price.

The Purchase Price payable by the Purchaser to the Vendor for the Purchased Assets will be US$ one million, five hundred thousand dollars ($1,500,000.00).

2.6	Payment of Purchase Price.

At Closing Time, the Purchaser will pay by bank wire transfer the Sum of US$1,000,000 (One Million Dollars). Also at Closing time, the Purchaser will issue to Vendor a junior note for the sum of US$500,000 (Five Hundred Thousand Dollars). Such note shall have a maturity date equal to the earlier of 1) The Purchaser’s closing on funding associated with the New Brunswick loan guarantee; or, 2) a term of six (6) months. At the maturity date or payment date, whichever is earlier, the note and accrued interest at a rate of ten percent (10%) per annum shall be payable in full.

Payment shall be made directly to the following:
Bank:	Capital One Bank, NA
404 Fifth Ave, Suite 1
New York, NY 10017
Account No.:	270-406-0132
ABA No.:	021407912
Account Name:	LV Administrative Services

2.7	Allocation of Purchase Price.

The Purchase Price shall be allocated among the Purchased Assets in the manner mutually agreed upon by Vendor and Purchaser. The Vendor and the Purchaser shall file their respective tax returns prepared in accordance with such allocation.

2.8	Payment of Taxes.

The Purchaser shall be liable for and shall pay all applicable federal and provincial sales taxes, land transfer taxes, goods and services taxes, excise taxes and all other taxes (other than income taxes of the Vendor), duties and other like charges property payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser. The Vendor will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligations in an efficient manner.

Under no circumstances shall the Purchaser be responsible for any taxes, fees or other obligations associated with the tax period(s) prior to the Closing Date.

2.9	Goods and Services Tax Exemption.

(a) The Vendor hereby represents and warrants to the Purchaser that the Vendor is registered for purposes of Part IX of the Excise Tax Act, R.S.C. 1985, c. E-13 (Canada) (hereinafter, in this section, called the “GST Legislation”);

(b) The Purchaser hereby represents and warrants to the Vendor that the Purchaser is registered for the purposes of GST Legislation;

(c) If applicable, the Vendor and the Purchaser will jointly execute in prescribed form, and the Vendor will file within the required time, an election under s. 167(1) of the Excise Tax Act (Canada) that no tax be payable pursuant to the GST Legislation with respect to the purchase and sale of the Purchased Assets hereunder; and,

(d) The Purchaser will indemnify the Vendor against any tax, interest or penalties arising from a determination that the conditions for filing the election pursuant to s. 167(1) of the Excise tax Act (Canada) have not been satisfied for any reason other than the inaccuracy of any of the representations and warranties made by the Vendor pursuant to paragraph (a) of this section.

2.10	Transfer of Employees.

Vendor will transfer to Purchaser certain of its employees (hereinafter to referred to as “the Transferring Employees”) listed on Schedule B attached hereto. Purchaser will employ the Transferring Employees in their current capacities or in promoted capacities with remuneration and benefits equal to or greater than their employment position with Vendor at Closing Time. All accrued benefits related to past service of the Transferring Employees will be assumed by Purchaser. Purchaser understands that Vendor cannot force any individual Transferring Employee to accept their respective employment transfer to Purchaser. In the event any individual Transferring Employee chooses not to be transferred to Purchaser, then Purchaser will not be obligated to employ such Transferring Employee and will not be responsible for any remuneration, severance pay, or benefits to such Transferring Employee. Schedule B also sets forth the names of all Transferring Employees who are now on disability, maternity or other authorized leave or who are receiving workers’ compensation or short-term or long-term disability benefits.

2.11	Agreements Regarding Intellectual Property.

Vendor will provide Purchaser the ability to utilize the Thomas Equipment trademarks and tradenames on an exclusive basis for Purchaser’s agricultural and screener product lines. The exclusive rights will be subject to proper use and other provisions as to be described and mutually agreed upon in a separate license agreement to be completed within thirty days after the Closing Date of this Agreement. Purchaser will also be provided exclusive rights to all of Vendor’s trade secrets, industrial designs and product specifications related to the agricultural and screener product lines. The trademarks, tradenames, trade secrets, industrial designs and product specifications are hereinafter referred to in this Agreement as “the Intellectual Property”.

2.12	Agreements Regarding Activities During Interim Period.

On or about the date of this Agreement and prior to Closing Time, Vendor will stop production of products for sale and will conduct a physical inventory count of all inventory items and other physical assets and will segregate them between what is or will be owned by Vendor and Purchaser. Labor and other related costs to conduct the inventory and segregation activities during the Interim Period will be split equally between Vendor and Purchaser.

2.13	Agreements Regarding Appointment of Purchase as Dealer.

Upon the Closing Date or within a reasonable timeframe thereafter, Vendor will appoint Purchaser as a dealer of Vendor’s skidsteer products in those markets including Grand Falls NB, Florenceville NB, Prince Edward Island, and Presque Isle Maine under Vendor’s standard dealer terms and conditions; however, appointment of Purchaser as a dealer in Presque Isle is conditioned upon successful termination/resignation of our Vendor’s current dealer for that region with Maine Potato Growers (“MPG”). Vendor will apply it best efforts to affect such termination/resignation of MPG. Upon mutual agreement Vendor may also appoint additional dealerships in other territories for Vendor so long as such dealership appointments are not in direct competition with Vendor’s other existing dealerships in those territories. The Vendor and Purchaser will enter into separate dealership agreements which will set forth all related terms and conditions.

2.14	Agreements Regarding Post Closing Services.

Vendor and Purchaser acknowledge that for a period of time subsequent to Closing that access to each other’s employees, computer systems, phone systems, office equipment, furniture and leaseholds will be necessary for transition purposes. Vendor and Purchaser will enter into a separate services agreement which will set forth all related terms and conditions for the sharing of employees, computer systems, office equipment, furniture, leaseholds and facilities. Vendor will also be permitted to use a portion of the facility in Centereville to continue its operations as outlined in a sublease between Vendor and Purchaser dated as of January 1, 2008.

2.15	Agreements Regarding Outsourcing Production.

Subsequent to the Closing Date Vendor desires to have Purchaser manufacture skidsteers for Vendor on a nonexclusive basis. Vendor and Purchaser will enter into a separate outsourcing agreement which will set forth all related terms and conditions for the manufacture of skidsteers for Vendor.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties by the Vendor.
The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each and every such representation and warranty in connection with the purchase of the Purchased Assets and the completion of the other transactions hereunder:

(a) Corporate Authority and Binding Obligation. The Vendor has good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Purchased Assets to the Purchaser in the manner contemplated herein and to perform all of the Vendor’s obligations under this Agreement. The Vendor and its board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this agreement and the sale and transfer of the Purchased Assets by the Vendor to the Purchaser. This Agreement is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b) No other Purchase Agreements. No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from the Vendor of any of the Purchased Assets, or any rights or interest therein, other than in the ordinary course of business.

(c) Contractual and Regulatory Approvals. Except as specified in Schedule D attached hereto, the Vendor is not under any obligation, contractual or otherwise, to request or obtain the consent of any person and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Vendor in connection with the execution, delivery or performance by the Vendor of the Agreement or the completion of any of the transactions contemplated herein;

(d) Not used.

(e) Status and Governmental Licenses.

(i) The Vendor is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Vendor has all necessary corporate power to own its property and to carry on its business as it is now being conducted.

(ii)  The Vendor holds all necessary licenses, registrations and qualifications in each jurisdiction in which it owns or leases any of the Purchased Assets.

(f) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendor, and the completion of the transaction contemplated hereby, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligation which are included in the Assumed Liabilities, under:

(i) any term or provision of any of the articles, by-laws or other constating document of the Vendor;

(ii) subject to obtaining the contractual consents referred to on schedule D hereof, the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Vendor is a party or by which it is bound, including, without limitation, any of the Assumed Contracts; or

(iii) subject to obtaining the regulatory consents referred to in Schedule D hereof, any term or provision of any of the Licenses or any order of the Court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Purchased Assets are located.

(g) Liabilities. There are no liabilities (contingent or otherwise) of the Vendor of any kind whatsoever in respect of which the Purchaser may become liable on or after the consummation of the transactions contemplated by the Agreements, except the Assumed Liabilities.

(h) Tax Matters.

(i) For purposes of the Agreement, the term “Governmental Charges” means and includes all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign.

(ii) Except as set forth in Schedule E, (i) the Vendor has paid all Governmental Charges with respect to the Purchased Assets which are due and payable by it on or before the date thereof; (ii) there are no actions, suits, proceedings, investigations, inquiries or claims now pending or made or, to the best of Vendor’s knowledge, threatened against the Vendor in respect of Governmental Charges with respect to the Purchased Assets; and (iii) the Vendor has withheld from each amount paid or credited to any person the amount of Governmental Charges related to the transfer of the Purchased Assets to the proper tax or other receiving authorities within the time required under applicable legislation.

(i)  Litigation.

Except for the matters herein referred to in Schedule F attached hereto, there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Vendor) pending or, to the best of the knowledge of the Vendor, threatened, by or against or affecting the Vendor which relate to Purchased Assets, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except for the matters referred to in Schedule F there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

(j) Environmental Matters.

(i) For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

(1) “Environmental Laws” means all applicable statutes, regulations, ordinances, by-laws and codes and all international treaties and agreements, now or hereafter in existence in Canada (whether federal, provincial or municipal) and in the United States (whether federal, state or local) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including, without limitation, the Canadian Environmental Protection Act,1999 R. S. C. 1985 c.16 (4th Supp.), as amended from time to time (“the CEPA”).

(2) “Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations, and licenses issued by any authority of competent jurisdiction under Environmental Laws.

(3) “Hazardous Substances” means collectively, any contaminant (as defined in the CEPA), toxic substances (as defined in the CEPA), dangerous goods (as defined in the Transportation of Dangerous Goods Act, R.S.C. 1985, c. T-17 (Canada), as amended from time to time) or pollutant or any other substance which when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health.

(4) “Release” means any release, spill leak, emission, discharge, leach, dumping, escape or other disposal which is or has been made in contravention of any Environmental Laws.

(ii) To the best of Vendor’s knowledge, except as disclosed in Schedule G attached hereto, the Purchased Assets, and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. The Vendor has complied with all reporting and monitoring requirements under all Environmental Laws. The Vendor has not received any notice of any non-compliance with any Environmental Laws, and the Vendor has never been convicted an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

(iii) To the best of Vendor’s knowledge, except as disclosed in Schedule G, there are no Hazardous Substances located in or on any of the Purchased Assets, and no Release of any Hazardous Substances has occurred in or from the Purchased Assets.

(iv) Without limiting the generality of the foregoing,  to the best of Vendor’s knowledge, the Vendor has obtained all Environmental Permits necessary to own, use and operate the Purchased Assets. To the best of Vendor’s knowledge all Environmental Permits may be validly transferred and will be transferred, to the Purchaser, at Purchaser’s sole expense, at the closing. No such permits shall become void or voidable as a result of the consummation of the transaction contemplated hereby; and no consent to such transaction is required to maintain said Environmental Permits in full force and effect.

(v) The Vendor agrees to assist the Purchaser with filing all necessary applications and transferring or obtaining all necessary Environmental Permits at Purchaser’s sole expense.

(vi) To the best of Vendor’s knowledge, except as disclosed in Schedule G, there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs) or radioactive substances located in or on any of the Purchased Assets. To the best of Vendor’s knowledge, the Vendor is not responsible for any clean-up or corrective action under any Environmental Laws related to the Purchased Assets. To the best of Vendor’s knowledge there has never been conducted or caused to be conducted an environmental audit, assessment or study of any of the Purchased Assets.

(k) Titles to assets. The Vendor is the owner of and has good and marketable title to all of the Purchased Assets, except for the encumbrances described in Schedule H, attached hereto, all of which will be discharged prior to the conveyance of the Purchased Assets to the Purchaser at the Closing Time.

(l) Work Orders and deficiencies. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Purchased Assets which have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other environmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Purchased Assets are not being used or operated in a manner which is in contravention of any statute, regulation, rule, code, standard or policy.

(m) Leases of Personal Property. Schedule I attached hereto describes all leases of the Purchased Assets. Complete and correct copies of those leases have been made available to the Purchaser. The Vendor is entitled to all rights and benefits as lessee under those leases, and the Vendor has not sublet, assigned, licensed or otherwise conveyed any rights in the leases or in the property leased thereunder to any other person. All payments and other obligations required to be paid and performed by the Vendor under those leases have been duly paid and performed. The Vendor is not in material default in any of its obligations under those leases; and, to the best of the knowledge of the Vendor, none of the lessors or any other parties to those leases are in material default of any of their obligations under those leases. The Vendor is entitled to assign all of its rights and interest under those leases and in and to the property leased thereunder to the Purchaser subject to obtaining the consents referred to in Schedule I attached hereto. Subject to obtaining such consents, the terms and conditions of those leases will not be affected by, nor will any of those leases be in default of, the completion of the transaction contemplated hereunder.

(n) Intellectual Property.

(i)  The Vendor has good and valid title to all of the Intellectual Property, free and clear of any and all encumbrances, except in the case of any Intellectual Property licensed to the Vendor as disclosed in Schedule J. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to the Vendor have been made available to the Purchaser. No royalty or other fee is required to be paid by the Vendor to any other person in respect of the use of any of the Intellectual Property except as provided in such agreements included in schedule J. The Vendor has protected its rights in the Intellectual Property in the manner and the extent described in Schedule J. Except as indicated in Schedule J, the Vendor has the right to use all of the Intellectual Property. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed by the Vendor to any other person has been made available to the Purchaser. The Vendor is entitled to assign any or all of its rights and interest in and to the Intellectual Property to the Purchaser subject to obtaining any applicable third party consents.

(iii) Subject to obtaining the aforesaid consents, and except as disclosed in Schedule J there are no restrictions in the ability of the Vendor or any successor to or assignee for the Vendor to use and exploit all rights in the Intellectual Property. All statements contained in all applications for registration of the Intellectual Property, if any, were true and correct as of the date of such applications.

(iv) To the best of Vendor’s knowledge, the use of the Intellectual Property does not infringe, and the Vendor has not received a notice, complaint, threat or claim alleging infringement of, any patent, trademark, trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other person, and the use of the Intellectual Property does not include any activity which may constitute passing off.

(o) Affiliates. No part of the Purchased Assets are owned or operated by an Affiliate of the Vendor.

(p) Warranties and Discounts. Except as described in Schedule K attached hereto, there are no obligations under warranty or discount arrangements for which the Purchaser may become liable, except those included in the Assumed Liabilities.

(q) Licenses, Agency and Distributorship Agreements.

Schedule L attached hereto lists all agreements to which the Vendor is a party or by which it is bound under which the right to manufacture, use or market any product, service, technology, information, data, computer hardware or software or other property included in the Purchased Assets has been granted, licensed or otherwise provided to the Vendor or by the Vendor to any other person or under which the Vendor has been appointed or any person has been appointed by the Vendor as an agent, distributor, licensee or franchisee for any of the foregoing. Complete and correct copies of all of the agreements relating to the License Rights have been made available to the Purchaser. The Vendor is entitled to assign all of its interest in the License Rights to the Purchaser subject to obtaining any applicable third party consents. None of the agreements relating to the License Rights grant to any person any authority to incur any liability or obligation or to enter into any agreement on behalf of the Vendor.

(r)  Outstanding Agreements.

The Vendor is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, relating to the Purchased Assets, except for:

(i)	any contract, lease or agreement described or referred to in this Agreement or in the schedules hereto; and,

(ii)
any contract, lease or agreement made in the ordinary course of the routine daily affairs under which the Vendor has a financial obligation of less than $10,000 per annum and which can be terminated by the Vendor without payment of any damages, penalty or other amount by giving not more than 180 days notice.

Complete and correct copies of each of the contract, leases and agreements have been made available to the Purchaser.

(s) Good Standing of Agreements.

To the best of Vendor’s knowledge, the Vendor is not materially in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound relating to the Purchased Assets, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a material default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect, the Vendor is entitled to all benefits thereunder and, to the best of the knowledge of the Vendor, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in material default or breach of any of their obligations thereunder. There are no contracts, agreements, commitments, indentures or other instruments relating to the Purchased Assets under which the Vendor’s rights or the performance of its obligations are dependent upon or supported by the guarantee of or any security provided by any other person.

(t) (not used)

(u) Employment Agreements.

The Vendor is not a party to any written or oral employment, service or consulting agreement relating to any one or more of the Transferring Employees, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment. There are no Transferring Employees of the Vendor who cannot be dismissed upon such period of notice as is required by law in respect of a contract of hire for an indefinite term.

(v) Labour Matters and Employment Standards.

(i) The Vendor is not subject to any agreement with any labour union or employee association and has not made any commitment to or conducted negotiations with any labour union or employee association with respect to any future agreement and, to the best of the knowledge of the Vendor, there is no current attempt to organize, certify or establish any labour union or employee association, in relation to any of the Transferring Employees.

(ii) There are no existing or, to the best of the knowledge of the Vendor, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting the Transferring Employees.

(iii) The Vendor has complied with all applicable laws, rules, regulations and orders relating to employment of the Transferring Employees including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation. There are no outstanding charges or complaints against the Vendor relating to unfair labour practices or discrimination or under any legislation relating to Transferring Employees.

(w) Employee Benefit and Pension Plans.

(i)  Except as listed in Schedule M attached hereto, the Vendor does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan, or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of the Transferring Employees, other than the Canada Pension Plan R.S.C. 1985, c. C-8, and other similar health plans. Vendor has made available to Purchaser general policies, procedures and work-related rules in effect with respect to Transferring Employees, whether written or oral, including but not limited to policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. (The plans, programs, policies, practices and procedures are hereinafter collectively called the “Benefit Plans”). Complete and correct copies of all documentation establishing or relating to the Benefit Plans or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency within three years prior to the date hereof have been made available to the Purchaser.

(ii) The pension plans included in the Benefit Plans, if any, are registered under and are in compliance with all applicable federal and provincial legislation and all reports, returns and filings required to be made thereunder have been made. Such pension plans have been administered in accordance with their terms and the provisions of applicable law. Each pension plan is a defined contribution plan and has been funded in accordance with the requirements of such plans.

(iii) There are no pending claims by any Transferring Employee covered under the Benefit Plans or by any other person which allege a breach of fiduciary duties or violation of governing law or which may result in liability to the Vendor and, to the best of the knowledge of the Vendor, there is no basis for such a claim. There are no Transferring Employees who are receiving from the Vendor any pension or retirement payments or who are entitled to receive any such payments not covered by a pension plan to which the Vendor is a party.

(x)Insurance.

Vendor currently maintains insurance on the Purchased Assets. Complete and correct copies of all such insurance policies have been made available to Purchaser. Such insurance policies are in full force and effect and Vendor is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy. To the best of the knowledge of the Vendor, there are no circumstances under which the Vendor would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policies which has not been given. The Vendor has not received notice from any of the insurers regarding cancellation of such insurance policies. The Vendor has not failed to give any notice of or to present any claim under any such insurance policy in due and timely fashion. The Vendor has not received notice from any of the insurers denying any claim.

(y)Non-Arm’s Length Matters.

With respect to the Purchased Assets, the Vendor is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to the Vendor by, any of the Affiliates of the Vendor.

(z)Government Assistance.

Schedule N attached hereto describes all agreements, loans, other funding arrangements and assistance programs (collectively called “Government Assistance Programs”) which have been provided to the Vendor related to the Purchased Assets from any federal, provincial, municipal or other government or governmental agency, board, commission or authority, domestic or foreign (collectively called “Government Agencies”). Complete and correct copies of all documents relating to the Government Assistance Programs have been made available to the Purchaser. The Vendor has performed all of its obligations under the Governmental Assistance Programs, and no basis exists for any Government Agencies to seek payment or repayment of any amount or benefit provided under any of the Government Assistance Programs, except as indicated on Schedule N.

(aa) Compliance with Laws.

In relation to the Purchased Assets, the Vendor is not in violation of any federal, provincial or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign.

(bb)Vendor’s Residency.

The Vendor is not a non-resident of Canada within the meaning of the Income tax Act, S.C. 1970-71-72, c.63 (Canada).

(cc)Copies of Documents.

Complete and correct copies (including all amendments) of all contracts, leases and other documents referred to in this Agreement or any schedule hereto have been made available to the Purchaser.

(dd)Disclosure.

No representation or warranty contained in this section 3.1, and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or, to the best of Vendor’s knowledge, omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

3.2	Representations and Warranties by the Purchaser.

The Purchaser hereby represents and warrants to the Vendor as follows, and confirms that the Vendor is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:

(a) Corporate Authority and Binding Obligation.

The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has good right, full corporate power and absolute authority to enter into this agreement and to purchase the Purchased Assets from the Vendor in the manner contemplated herein and to perform all the Purchaser’s obligations under this Agreement. The Purchaser and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validity and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Purchased Assets by the Purchaser from the Vendor. This agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b) Contractual and Regulatory Approvals.

Purchaser is not under any obligation, contractual or otherwise to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notification to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein. Complete and correct copies of any agreements under which the Purchaser is obligated to request or obtain any such consent have been provided to the Vendor.

(c) Compliance with Constating Documents, Agreements and Laws.

The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transaction contemplated hereby, will not constitute or result in a violation or breach of or default under any term or provision of any of the articles, by-laws or other constating documents of the Purchaser, the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or subject to obtaining the regulatory consents, any term or provision of any licences, registrations or qualification of the Purchaser or any order of any Court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

(d) Copies of Documents.

Complete and correct copies (including all amendments) of all Vendor contracts, leases and other documents referred to in this Agreement or any schedule hereto have been made available to the Purchaser by the Vendor.

ARTICLE 4 – SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

4.1	Survival of Warranties by the Vendor.

The representations and warranties made by the Vendor and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this section. No Warranty Claim may be brought by the Purchaser after the date which is 360 days following the Closing Date.

After the expiration of the period of time aforesaid, the Vendor will be released from all obligations and liabilities in respect of the representations an warranties made by the Vendor and contained in this Agreement or in any document or certificate given in order to carry out the transaction contemplated hereby except with respect to any claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted by paragraph (b) of this section.

4.2	Survival of Warranties by Purchaser.

The representations and warranties made by the Purchaser and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendor or the Shareholder or any other person or any knowledge of the Vendor or the Shareholder or any other person, shall continue in full force and effect for the benefit of the Vendor provided that no Warranty Claim may be brought by the Vendor after the date which is 360 days following the Closing Date.

4.3	Limitations on Warranty Claims.

(a) The Purchaser shall not be entitled to make a Warranty Claim if the Purchaser has knowledge prior to the Closing Time of the inaccuracy, non-performance, non-fulfillment or breach which is the basis for such Warranty Claim and the Purchaser competes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

(b) The amount of any damages which may be claimed by the Purchaser pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser after giving effect to:

(i) any insurance proceeds available to the Purchaser in relation to the matter which is the subject of the Warranty Claim, and

(ii) the value of any related, determinable tax benefit realized, or to be realized within 5 years following the date of incurring such cost or loss, by the Purchaser in relation to the matter which is the subject of the Warranty Claim.

(c)  The Purchaser shall not be entitled to make any Warranty Claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by the Purchaser as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account paragraph (b) of this section is equal to $250,000. After the aggregate amount of such damages, losses, liabilities and expense incurred by the Purchaser exceeds $250,000 the Purchaser shall only be entitled to make Warranty Claims to the extent that such aggregate amount, after taking into account the provisions of paragraph (b) of this section, exceeds $250,000.

(d)  Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of the Vendor together in respect of all Warranty Claims by the Purchaser will be limited to the Purchase Price.

ARTICLE 5 – COVENANTS

5.1	Covenants by the Vendor.

(a) Transfer of Purchased Assets.

At or before the Closing Time, the Vendor will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Assets to be duly and regularly transferred to the Purchaser.

(b) General Conveyance.

At the Closing Time, the Vendor will deliver to the Purchaser good and marketable title to and exclusive possession of the Purchased Assets, free and clear of any and all Encumbrances. At the Closing Time, the Vendor will execute and deliver to the Purchaser one or more forms of general conveyance or bills of sale in respect of the assignment, conveyance, transfer and delivery of the Purchased Assets to the Purchaser in form acceptable to the Purchaser.

(c)Transfer of Assumed Contracts.

Within 30 days after the Closing Time, the Vendor will deliver to the Purchaser:

(i)  an executed original of each of the Assumed Contracts which it has in its possession;

(ii) one or more forms of assignment of the Assumed Contracts in form acceptable to the Purchaser, and

(iii) consents to the assignment of all of the Assumed Contracts under which consent is required executed by all persons whose consent is required in form acceptable to the Purchaser.

(d)Post-Closing Access.

After the Closing Date, upon reasonable notice, the Vendor shall give to the representatives, employees, counsel and accountants of the Purchaser, access, during normal business hours, to the business records which relate to periods prior to the Closing Date and will permit such persons to examine and copy such records to the extent reasonably requested by the Purchaser in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes. However, the Vendor shall not be obliged to take any action pursuant to this subsection that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which the Vendor or any of its assets is subject or to grant access to any of its proprietary, confidential or classified information.

5.2	Covenants by the Purchaser.

The Purchaser covenants to the Vendor that it will do or cause to be done the following:

(a)Confidentiality.

Prior to the Closing Time and, if the transaction contemplated hereby is not completed, at all times after the Closing Time, the Purchaser will keep confidential all information obtained by it relating to the business, except such information which:

(i) Prior to the date hereof was already in the possession of the Purchaser, as demonstrated by written records;

(ii) Is generally available to the public, other than as a result of a disclosure by the Purchaser, or

(iii) Is made available to the Purchaser on a non-confidential basis from a source other than the Vendor or its representatives.

The Purchaser further agrees that such information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby. Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that in such case, unless the Vendor otherwise agrees, the Purchaser will, if possible, request confidentiality in respect of such governmental or other filings. If the transactions contemplated hereby are not consummated for any reason the Purchaser will return forthwith, without retaining any copies thereof, all information and documents obtained from the Vendor.

(b)Transferring Employees.

(i) At or before the Closing Time, the Purchaser will offer transfer of employment to the Transferring Employees of the Vendor included on Schedule B on terms not less favourable than those provided to and on which such employees were employed by the Vendor on the date hereof. Employees who do not accept such transfer of employment shall be referred to herein as “Refusing Employees”.

(ii) The Vendor will remain responsible and liable for all amounts which have accrued to all employees of the Vendor prior to the Closing Date who are not Transferring Employees or who are Refusing Employees including, without limitation, all salary, bonus, employee benefits and vacation pay. In addition, the Vendor will be liable for all severance payments, damages for wrongful dismissal and all related costs payable in respect of the termination by the Vendor of the employment of the employees of the Vendor prior to the Closing Time. Purchaser shall become responsible after Closing for any amount due to any Transferring Employee who shall accept Purchaser’s offer of transfer of employment.

(iii) Post-Closing Access. After the Closing Date, upon reasonable notice, the Purchaser shall give to the representatives, employees, counsel and accountants of the Vendor, access, during normal business hours, to the business records which relate to periods prior to the Closing Date and will permit such persons to examine and copy such records to the extent reasonably requested by the Vendor in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes. However, the Purchaser shall not be obliged to take any action pursuant to this subsection that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which the Purchaser or any of its assets is subject or to grant access to any of its proprietary, confidential or classified information.

5.3	Agreements Regarding Retirement Plans.

Effective as of the Closing Date, the Vendor will assign to the Purchaser, and the Purchaser will adopt and assume and will thereafter be entitled to and bound by, all of the Vendor’s rights, duties, liabilities and obligations under all retirement plans for Transferring Employees of the Vendor listed in Schedule O and under all agreements and documents constituting or relating to such plans. The parties will cooperate in preparing and filing all documents and in obtaining all approvals of all governmental authorities required to give effect to the foregoing as soon as possible.

ARTICLE 6 - CONDITIONS

6.1	Conditions to the Obligations of the Purchaser.

Notwithstanding anything herein contained the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time, and the Vendor covenants to use its best efforts to ensure that such conditions are fulfilled.

(a)Accuracy of Representations and Warranties and Performance of Covenants.

The representations and warranties of the Vendor contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given). In addition, the Vendor shall have substantially complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time.

(b)Material Adverse Changes.

During the Interim Period there will have been no change in the condition of the Purchased Assets, however arising, except changes which have occurred in the ordinary course of business and which, individually or in the aggregate, have not affected and may not affect the condition of the Purchased Assets in any material adverse respect. Without limiting the generality of the foregoing, during the Interim Period, no damage to or destruction of any material part of the Purchased Assets shall have occurred, whether or not covered by insurance.

(c)No Restraining Proceedings.

No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Asset contemplated hereby or the right of the purchaser to own the Purchased Assets.

(d)Consents.

All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.

6.2	Waiver or Termination by Purchaser.

The conditions contained in section 6.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in section 6.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor, then the Vendor shall also be released from all obligations hereunder.

6.3	Conditions to the Obligations of the Vendor.

Notwithstanding anything herein contained, the obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled.

(a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any document delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or any such schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time.

(b) No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Vendor , is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby.

(c) Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.

6.4	Waiver or Termination by Vendor.

The conditions contained in section 6.3 hereof are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in section 6.3 hereto are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser shall also be released from all obligations hereunder.

ARTICLE 7 - CLOSING

7.1	Closing Arrangements.

Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed at the Closing Time at the offices of McInnes Cooper located at Barker House, Suite 600, 570 Queen Street, Fredericton NB or at such other place or places as may be mutually agreed upon by the Vendor and the Purchaser.

7.2	Documents to be Delivered.

At or before the Closing Time, the Vendor shall execute or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendor pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver or cause to be delivered, to the Vendor all cheques or bank drafts and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.

ARTICLE 8 - INDEMNIFICATION

8.1	Indemnity by the Vendor.

(a) The Vendor hereby agrees to indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damages, loss, deficiency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

(i) any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(ii) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

(iii) all costs and expenses including, without limitation, legal fees on a solicitor and client basis, incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Vendor pursuant to this section 8 will be:

(i) subject to the limitations refereed to in section 4.1 hereof with respect to the survival of the representations and warranties by the Vendor;

(ii) subject to the limitations referred to in section 4.3 hereof, and

(iii) subject to the provisions of section 8.2 hereof.

8.2	Provisions Relating to Indemnity Claims.

The following provisions will apply to any claim by the Purchaser for indemnification by the Vendor pursuant to section 8.1 hereof (hereinafter, in this section, called an “Indemnity Claim”).

(a) Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Purchaser will provide to the Vendor written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if any estimate is feasible in the circumstances.

(b) If an Indemnity Claim relates to an alleged liability to any other person (hereinafter, in this section, called a “Third Party Liability”), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Purchaser is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Purchaser may, notwithstanding the provisions of paragraph (3) and (4) of this section, make such payment and forthwith demand reimbursement for such payment from the Vendor in accordance with this Agreement; provided that, if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less that the amount which is paid by the Vendor in respect of the related Indemnity Claim, then the Purchaser shall forthwith following the final determination pay to the Vendor the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Vendor.

(c) The Purchaser shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Vendor (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such Third Party Liability may materially and adversely affect the condition of the business of the Purchaser, in which case the Purchaser shall have the right, after notifying the Vendor, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

(d)  With respect to any Third Party Liability, provided the Vendor first admits the Purchaser’s right to indemnification for the amount of such Third Party Liability which may be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

(i) except as contemplated by subparagraph (c) below, the Vendor will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Purchaser shall have the right and shall be given the opportunity to participate in the defense of the Third Party Liability, to consult with the Vendor in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Vendor and the Purchaser shall be retained by the Vendor;

(ii) the Vendor will co-operate with the Purchaser in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defense of the Third Party Liability and will meet with representatives of the Purchaser at all reasonable times to discuss the Third Party Liability; and

(iii) notwithstanding subparagraphs (a) and (b), the Vendor will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which would, in the reasonable opinion of the Purchaser, have a material adverse affect on the condition of the business or the Purchaser, except with the prior written consent of the Purchaser.

(e) If, with respect to any Third Party Liability, the Vendor does not admit the Purchaser’s right to indemnification or declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, the following provisions with apply:

(i) the Purchaser, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Purchaser, acting in good faith, considers advisable; and

(ii) any cost, lost, damage or expense incurred or suffered by the Purchaser in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

ARTICLE 9 - GENERAL PROVISIONS

9.1	Further Assurances.

Each of the Vendor and the Purchaser hereby covenants and agrees that at any time from time to time after the Closing Date it will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further, acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

9.2	Remedies Cumulative.

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

9.3	Notices.

(a) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i) delivered personally to an officer or director of such party;

(ii) sent to the party entitled to receive it by prepaid courier service; or

(iii) sent by facsimile machine.

(b) Notice shall be sent to the following addresses or facsimile number:

(i)	in the case of the Vendor to:

Thomas Equipment, Inc.

Attention:
Facsimile:

(ii)	in the case of Purchaser to:

Carleton International, Ltd.

Attention:
Facsimile:

or to such other address or facsimile number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c) Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i) if delivered personally or by courier as aforesaid, be deemed to have been given sent, delivered and received on the date of delivery; and

(ii) if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

9.4	Counterparts.

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

9.5	Expenses of Parties.

Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

9.6	Announcements.

No announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other party. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

9.7	Assignment.

The rights of the Vendor hereunder shall not be assignable without the written consent of the Purchaser. The rights of the Purchaser hereunder shall not be assignable without the written consent of the Vendor.

9.8	Successors and Assigns.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9	Entire Agreement.

This Agreement and the schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set fort in this Agreement or in the schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statement, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules documents or instruments.

9.10	Waiver

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

9.11	Amendments.

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the day and year first above written.

Carleton International, Ltd.

/s/ Michael Luther

Its Executive Vice President

816552418RT0001
GST Registration Number

Thomas Equipment, Inc.

/s/Petter Etholm

Its Chief Executive Officer

848171948RT0001
GST Registration Number